Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information

	Media Contact:	Jay Fredericksen
904-357-9106

	Investor Contact:	Parag Bhansali
904-357-9155

Rayonier Increases Quarterly Dividend 10.7 Percent to 62 Cents Per Share

JACKSONVILLE, Fla., February 18, 2005 – Rayonier (NYSE:RYN) announced today that the company’s Board of Directors has declared a first quarter cash dividend of 62 cents per common share, an increase of 6 cents per share, or 10.7 percent. The dividend is payable March 31, 2005, to shareholders of record on March 11, 2005.

“When we took the strategic step of converting to a REIT January 1, 2004, we were understandably conservative in establishing our initial dividend level,” said Lee Nutter, Chairman, President and CEO. “At that time, we indicated that the dividend would be based on cash flow projections over the business cycle. This increase reflects our financial performance and the confidence we have in the ability of our businesses to continue to generate strong cash flow.”

Rayonier has more than 2 million acres of timber and land in the U.S. and New Zealand and is the world’s premier supplier of high performance specialty cellulose fibers. With customers in 50 countries, nearly 40 percent of the company’s sales are outside the U.S.

For further information, visit the company’s website at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are available by calling 1-800-RYN-7611.

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